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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Koo Koo Roo Enterprises, Inc.

     We consent to incorporation by reference in the Registration Statement (No. 333-67149) on Form S-8 of Koo Koo Roo Enterprises, Inc. of our report dated March 1, 1999, relating to the consolidated balance sheets of Koo Koo Roo Enterprises, Inc. and its subsidiaries as of December 27, 1998 and December 28, 1997 and the related consolidated statements of operations, common stockholders' equity (deficit) and cash flows and related financial statement schedule for the years ended December 27, 1998, December 28, 1997 and December 29, 1996 which report appears in the December 27, 1998 annual report on Form 10-K of Koo Koo Roo Enterprises, Inc.


KPMG LLP


Orange County, California
March 29, 1999